Exhibit 99.1

April 5, 2004

Sierra Pacific Resources
Contact: Karl Walquist
Phone: (775) 834-3891

For Immediate Release

Court Authorizes Final Collateral Agreement In Sierra Pacific Resources-Enron Dispute Companies Agree On No Further Changes Pending Appeal

Reno, Nev.–Sierra Pacific Resources (NYSE:SRP) announced that the Bankruptcy Court of the Southern District of New York today authorized an agreement that has been reached between Sierra Pacific’s two electric utilities and Enron regarding additional cash collateral to be placed into escrow pending an appeal of the court’s previous decision involving the companies’ dispute over power contracts.

In a hearing before Judge Arthur Gonzalez today, an agreement was reached under which an additional $25 million will be placed into escrow and Enron will request no additional cash until the current appeal process involving the dispute over $336 million in terminated power contracts is resolved. Enron and Sierra Pacific’s electric utilities, Nevada Power Company and Sierra Pacific Power Company, have agreed to seek expedited treatment of the appeal that is currently before the U.S. District Court for the Southern District of New York.

Judge Gonzalez previously had ordered the Nevada companies to place $35 million in cash into escrow with General and Refunding bonds securing virtually all of the remaining amounts of the judgment. The cash amounts placed into escrow lower the principal amount of the General and Refunding Mortgage Bonds held in escrow by a like amount.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns a 50 percent interest in an interstate natural gas transmission partnership.